Exhibit 10.23

CUSTODIAL SERVICES AGREEMENT

This Custodial Services Agreement (this “Agreement”) is entered into and effective as of _____________________, 20____ (“Effective Date”) by and between: BitGo Trust Company, Inc., a trust company duly organized and chartered in South Dakota, and having an office at 6216 Pinnacle Place, Suite #101, Sioux Falls, South Dakota 57108 (“Custodian”), and ______________________________________________________________, duly organized in

___________________________________________________ and having a place of business at ___________________________________________ (“Client”). All references to “you,” “your,” or the “user” mean Client and/or its Authorized Persons.

BACKGROUND

Client wishes to appoint Custodian to provide custodial services and Custodian is willing to perform such services either directly or through any nominees, agents or sub custodians selected by Custodian, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Definitions

(a) “Account Holder” means either Client or Client’s client for whom the Account has been beneficially established, as applicable. All references to Client shall include Account Holder where Client has established the Account for the benefit of Account Holder.

(b) “Wallet”, for purposes of this Agreement, means a set of private keys (“Key”) which can be used to transmit cryptocurrency on the blockchain where Custodian has possession of at least one Key.

(c) “Cold Wallet” means a Wallet where a majority of the Keys are held offline.

(d) “Custodial Wallet” means a Wallet where Custodian holds the majority of the Keys.

(e) “Non-custodial Wallet” means a Wallet where Custodian holds a minority of the Keys.

(f) “Vault” means a Custodial, Cold Wallet where Custodian holds a majority of the Keys and a majority of those Keys are stored offline.

(g) “Custodial Coins” means those digital currencies held by Custodian in the Custodial Wallet or Vault.

(h) “Account” means any Wallets described in Section 1 (a), (b), (c), (d), (e), (f), or (g) above (collectively, the “BitGo Wallets”) or any Fiat Account established by Client for the Account Holder with Custodian, or established on behalf of Client for Account Holder by Custodian, together with any subaccounts associated therewith.

(i) “Fiat Account” means any fiat currency account established by Client for the Account Holder, or established on behalf of Client for Account Holder by Custodian, together with any subaccounts associated therewith.

(j) “Authorized Person” means an employee or officer of the Client (or one of its Affiliates) who has been designated by Client to be an authorized party of Client to access and use the Account, including to send digital currency for deposit into the Account and withdraw digital currency from such Account under this Agreement. Such persons will continue to be Authorized Persons of Client until such time as Custodian receives Instruction (as defined herein) from Client that any such person is no longer an Authorized Person of Client. Client shall ensure that any person designated as an Authorized Person is an employee or officer of Client, and shall immediately notify Custodian when it has determined that an Authorized Person shall no longer be an Authorized Person.

(k) “BitGo Entities” means Custodian, and its affiliates.

(l) “Instruction” means an instruction that has been verified in accordance with Custodian’s security policies and procedures, which Custodian believes in good faith to have been given by an Authorized Person.

(m) “Fee Schedule” means that certain Fee Schedule attached as Exhibit A hereto and any amendments to Exhibit A.

(n) “AUC Fee” has the meaning given on the Fee Schedule.

(o) “Vault Withdrawal Timeframe” means forty-eight (48) U.S. business-day hours after Custodian’s receipt of Client’s valid withdrawal request from the Vault by Authorized Person(s) received (and completion of all due diligence and identification requests, including video identification by Client, collectively “ID Verification”). Client agrees it will make Authorized Persons available to perform ID Verification within the first twenty-four (24) hours of submission to Custodian of the withdrawal request.

(p) “Custodian’s Services” means those services provided for Client under this Agreement via Web site and offline storage facilities, including, without limitation, the Account. Custodian will obtain services from BitGo, Inc., an affiliate and leading security technology company implementing security and scalability platforms for digital currencies and digital assets.

2. Custodial Relationship.

(a) Custodian is authorized to appoint any nominees, agents or sub custodians, whether in its own name or that of Client, to perform any of the duties of the Custodian under this Agreement. Any reference in this Agreement to the Custodian shall, where the context so requires, include its nominees, agents or sub appointed by the Custodian on its behalf.

(b) Client shall use Custodian’s Services to request the establishment of, and Custodian shall thereby establish and maintain, one or more Accounts as a custodian for the benefit of the Client or in the Client’s name for the benefit of the Account Holder. Client pledges to Custodian as security for its obligations hereunder a first priority security interest in and lien on the Account and the Custodial Coins held therein and the proceeds thereon.

(c) Client hereby acknowledges that it has in place an administration agreement with [__________________________________________________] pursuant to which Client has conferred certain rights to [________________________________________________] to act as an administrator of the Account and to direct Custodian to perform certain acts with respect to the Account, as enumerated in the administration agreement, including serving as an Authorized Person of the Account.

(d) Custodian hereby acknowledges and agrees that it is a custodian of the Custodial Coins stored in the Account, and any fiat currency stored in a Fiat Account, and that Custodian has no right, interest, or title in such Custodial Coins or Fiat Account other than the security interest conveyed in Section 2(b) above. Custodian hereby confirms that the Custodial Coins and any fiat currency do not constitute an asset on the balance sheet of Custodian and that the Custodial Coins and Fiat Account will at all times be identifiable in Custodian’s database as being stored in the Account on behalf of Client or Account Holder.

3. Standard of Care/Liability.

(a) Custodian will use commercially reasonable efforts in performing its obligations under this Agreement.

(b) Subject to the terms of this Agreement, Custodian shall not be responsible for any loss or damage suffered by Client or Account Holder as a result of the Custodian performing such duties unless the same results from an act of fraud, willful default or gross negligence on the part of the Custodian. In such event the liability of the Custodian in connection with the Custodial Coins or Fiat Account so affected by the Custodian’s fraud, willful default or gross negligence shall not exceed the market value (as determined by the Custodian in any reasonable commercial manner) of such Custodial Coins or Fiat Account at the time when Client discovers such fraud, willful default or gross negligence.

(c) Custodian will be entitled to rely on, and may act upon the advice of, legal counsel and accountants with expertise in the relevant area, in relation to matters of law, regulation or market practice, and shall not be liable to Client under this Agreement for any action taken or omitted pursuant to such advice, provided that Custodian has acted in good faith and with commercially reasonable efforts.

(d) Custodian shall not, save as stated in Section 3(b) above, be responsible for the title, validity or genuineness of any of the Custodial Coins, or fiat currency (or any evidence of title thereto) received or delivered by it pursuant to this Agreement.

(e) Custodian is not acting under this Agreement as manager or investment adviser to the Client, and responsibility for the selection, acquisition and disposal of the Custodial Coins and any fiat currency remains with the Client at all times. Custodian shall have no obligation to explain or warn of any risks taken or to be taken by the Client.

(f) Neither Custodian nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by Custodian or its affiliates.

(g) Each party shall have a duty to reasonably mitigate damages for which the other party may become responsible.

(h) This Section 3 shall survive termination or expiration of this Agreement.

4. Representations, Warranties and Covenants.

(a) Custodian represents, warrants and covenants that:

(i) it is duly organized, validly existing and in good standing under the laws of the State of South Dakota, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary;

(ii) it has full power to execute and deliver this Agreement and to perform all the duties and obligations to be performed by it under this Agreement; and

(iii) Custodian has no ownership interest in the Custodial Coins or Fiat Account.

(b) Client represents, warrants and covenants that:

(i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary;

(ii) it has full power to execute and deliver this Agreement and to perform all the duties and obligations to be performed by it under this Agreement;

(iii) it is not an entity that is, an entity owned in part or in whole or controlled by any person or entity that is, or conducting any activities on behalf of any person or entity that is (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Custodian or its affiliates with respect to U.S. sanctions laws; (B) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (C) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, or Syria; and

(iv) it or Account Holder has all rights, title and interest in and to the Custodial Coins or any fiat currency in the Account, and, in the case of an Account in the name of Client for the benefit of Account Holder, Client has the authority to direct the Custodian as necessary for Custodian to perform its obligations under this Agreement.

(c) Each party shall immediately notify the other party if, at any time after the date of this Agreement, any of the representations, warranties and covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice shall describe in reasonable detail the representation, warranty or covenant affected, the circumstances giving rise to such failure and the steps the notifying party has taken or proposes to take to rectify such failure.

5. Duties and Obligations of Custodian.

The duties and obligations of Custodian shall include the following:

(a) Safekeeping of Custodial Coins. Custodian shall use commercially reasonable efforts to keep in safe custody on behalf of Client or Account Holder all Custodial Coins received by Custodian. Custodian will use commercially reasonable efforts to keep all Keys to the Custodial Wallet held by Custodian secure and shall maintain at least one (1) backup Key. Client or Account Holder will at no time have access to more than one Key related to Custodial Coins. Custodian shall exercise all commercially reasonable efforts to prevent unauthorized access to or use of the Keys held by Custodian to the Custodial Wallet.

(b) Fiat Account. Custodian may hold, at its discretion, any fiat currency received by Custodian on behalf of Client or Account Holder in one or more omnibus bank accounts (each, an “Omnibus Account”) at depository institutions (each. a “Bank”) and/or in one or more money market accounts (each, a “Money Market Account”) (collectively, the “Client Omnibus Accounts”).

(i) Each Omnibus Account shall be: (1) in the name of Custodian and under Custodian’s control; (2) maintained separate and apart from Custodian’s business, operating, and reserve bank accounts; and (3) established specifically for the benefit of Custodian’s clients. Such Omnibus Accounts constitute a banking relationship between Custodian and Bank and shall not constitute a custodial relationship with each Bank and do not create or represent any relationship between Client or Account Holder and any Bank.

(ii) Each Money Market Account shall be: (1) in the name of Custodian, and under Custodian’s control; (2) maintained separate and apart from Custodian’s business, operating, and reserve bank accounts; (3) established specifically for the benefit of Custodian’s clients; (iv) managed by a registered investment adviser; (v) custodied by a “qualified custodian,” as defined in the Investment Advisers Act of 1940, as amended; and (vi) invested in U.S. Treasury bill money market funds. Such Money Market Accounts do not create or represent any relationship between Client or Account Holder and any of the related registered investment advisers or qualified custodians.

(iii) Client’s or Account Holder’s, as applicable, fiat deposits are: (1) held across Custodian’s Client Omnibus Accounts in the exact proportion that all Custodian client fiat currency deposits are held across Custodian’s Client Omnibus Accounts; (ii) not treated as Custodian’s general assets; (iii) fully owned by Client or Account Holder; and (iv) recorded and maintained in good faith in Custodian’s database and reflected in a sub-account (i.e., the Fiat Account of Client’s Account) so Client’s or Account Holder’s interests in Custodian’s Client Omnibus Accounts are readily ascertainable. Custodian’s records permit the determination of balance of U.S. dollars for Client or Account Holder as a percentage of total comingled U.S. dollars held FBO all Custodian clients in all Client Omnibus Accounts in a manner consistent with 12 C.F.R. § 330.5(a)(2).

(iv) It is agreed and understood that: (i) Custodian may hold some or any portion of Client’s or Account Holder’s, as applicable, fiat currency in Client’s Fiat Account in Client Omnibus Accounts that do not receive any interest, and (ii) Custodian may hold some or any portion of Client’s or Account Holder’s fiat currency in Client’s Fiat Account in Client Omnibus Accounts that do receive interest or other earnings and, in such case, Client and Account Holder hereby agree that Custodian may retain any such interest and/or other earnings attributable or allocable to Client’s or Account Holder’s fiat currency deposits in consideration for the custody services provided by Custodian to Client or Account Holder under this Agreement. In addition, Custodian may receive earnings or compensation for Client Omnibus Accounts either in the form of services provided at a reduced rate, the payment of a referral fee, or similar compensation. Client and Account Holder agree that any such compensation shall be retained by Custodian and no portion of any such compensation shall be paid to or for Client or Account Holder.

(v) Custodian’s Client Omnibus Accounts are comprised of fiat currency belonging to Client and other Custodian clients. Client’s or Account Holder’s rights in the Client Omnibus Accounts are limited to the specific amount of fiat currency in Client’s Fiat Account.

(vi) Fiat currency in a Fiat Account may not be subject to applicable deposit insurance protection.

(i) Custodian’s Banks accept instructions only from Custodian and Custodian’s agents and will not accept any instructions from Client.

(c) Reporting and Valuation of Custodial Accounts. Custodian shall provide Account Holder with periodic reports, transaction notices and/or statements of Client Accounts relating to the Custodial Coins, and any Fiat Account, the dates and depth of reporting level of which shall be as expressly agreed in writing between Custodian and the Client from time to time. The Custodian shall provide such statements of Client Accounts no less frequently than on a quarterly basis. Statements will be provided to Account Holder via a secure portal on the Custodian’s website and will be mailed if requested by Account Holder. Please note there may be an additional fee for paper statements.

The Client will have forty-five (45) days to file any written objections or exceptions with the Custodian after either (1) the posting of a Custodial Account statement online at the Custodian’s website or (2) the date of mailing of a paper Custodial Account statement. If the Client does not file any objections or exceptions within the forty-five (45) day period this shall indicate the Client’s approval of the statement and will preclude the Client from making future objections or exceptions regarding the information contained in the statement. Such approval by the Client shall be full acquittal and discharge of Custodian regarding the transactions and information on such statement.

To value Custodial Coins held in the Client’s Account, the Custodian will electronically obtain USD equivalent prices from digital currency market data providers or other sources. The Custodian cannot guarantee the accuracy or timeliness of prices received and the prices are not to be relied upon for any investment decisions for the Client’s Account.

(d) Record Keeping.  The books and records pertaining to Client’s Accounts, which are in the possession or under the control of Custodian, shall be the property of Custodian. Client and Authorized Persons shall have access to such books and records at all times during Custodian’s normal business hours. Upon the reasonable request of Client, copies of any such books and records shall be provided by Custodian to the Client or to an Authorized Person, at the Client’s expense. All records maintained pursuant to this Section 5(d) shall be retained by Custodian for such period as required by applicable law, but in no event for less than five (5) years, after which retention of such records shall be at Custodian’s discretion.

(e) Service Levels. Custodian will: (i) provide reasonable technical support to Client, by email or telephone, during Custodian’s normal business hours; and (ii) respond to support requests in a timely manner, and resolve such issues by providing updates and/or workarounds to Client, consistent with the severity level of the issues identified in such requests and their impact on Client’s business operations.

6. Account Service.

(a) Client shall only be able to withdraw Custodial Coins stored in the Vault to a pre-approved Client Wallet on which Custodian has conducted the due diligence reasonably necessary to ensure that Client has the rights, title and interest in the pre-approved Client Wallet [for the benefit of _______________________________________________________] necessary for Custodian to perform its obligations under this Agreement and applicable law. Client will be able to make such withdrawals within the Vault Withdrawal Timeframe, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Custodian for the purpose of carrying out due diligence as may be required by applicable law.

(b) It is the Client’s responsibility to determine if such pre-approved Client Wallets (Non-custodial Wallet) meets any and all requirements, laws and regulations that the Client is required to fulfill.

(c) Custodian shall provide to Client such information as is necessary for Authorized Persons to make deposits to the Account.

(d) Client and Authorized Persons shall be able to access the Account at substantially all times, by electronic means, in order to check information about the Account, add digital currency to the Account, withdraw digital currency from the Wallet and initiate withdrawal of digital currency from the Vault. In no event will Custodian be liable for any damage, costs, or other liability in the event of downtime, systems failure, error, interruption, delay or other circumstances resulting in the inability to access the Account or other unavailability or use with respect to Client’s Account by electronic means.

(e) Client shall not resell Custodian’s Services or software.

(f) Custodian shall credit to the Account all digital currency and fiat currency properly sent to Custodian in accordance with Custodians procedures via Custodian’s Services by Authorized Persons for the Account. Custodian shall notify Client electronically of such receipt of Custodial Coins and/or fiat currency and of such credit to the Account.

(g) Custodian shall not allow withdrawals of any Custodial Coins or fiat currency from the Account except those withdrawals made by Authorized Persons, as identified by Client to Custodian and whose identity has been reasonably confirmed by Custodian using good faith efforts and consistent with Custodian’s client identification protocols. Custodian shall debit from the Account all Custodial Coins and fiat currency withdrawn by Authorized Persons from the Account. Custodian shall notify Client and the relevant Authorized Person(s) of such withdrawal and of such debit from the Account.

(h) Custodian shall not accept, for the benefit of Client, fiat currency or digital currency deposits from third parties. Fiat currency deposits shall only be accepted from banks that have successfully completed Custodian’s BSA/AML program and are in the name of an individual, or an institution named on the Fiat Account (each, a “Client Bank Account”).

(i) Custodian accepts wire deposits only from Client Bank Accounts. Wire deposits sent before 3pm ET by domestic wire from a Client Bank Account will typically settle and be credited to Client’s Fiat Account on the same day or next business day. Wire deposits may not be credited outside of normal banking hours. Client agrees and understands that wire deposit settlement times are subject to bank holidays, the internal processes and jurisdiction of Client’s bank, and the internal processes of Custodian’s banks.

(j) Custodian accepts Automated Clearing House (“ACH”) deposits only from Client Bank Accounts. ACH deposits will be withheld from withdrawal until they are considered settled (typically within four to five business days). Once Client’s or Account Holder’s ACH deposit is considered settled, Client or Account Holder will be able to withdraw these funds. Client agrees and understands that ACH deposit settlement times are subject to bank holidays, the internal processes and jurisdiction of Client’s or Account Holder’s bank, and the internal processes of Custodian’s banks.

(k) Fiat currency withdrawals are only permitted to Client Bank Accounts.

(l) Custodian processes wire withdrawals only to Client Bank Accounts. Wire withdrawals initiated before 3pm ET will typically be processed on the same day or next business day. Wire withdrawals may not be processed outside of normal banking hours. Client agrees and understands that wire withdrawal transfer times are subject to bank holidays, the internal processes and jurisdiction of Client or Account Holder’s bank, and the internal processes of Custodian’s banks.

(m) Custodian processes ACH withdrawals only to Client Bank Accounts. ACH withdrawals initiated before 3pm ET will typically be processed on the same day or next business day. ACH withdrawals may not be processed outside of normal banking hours. Client agrees and understands that ACH withdrawal transfer times are subject to bank holidays, the internal processes and jurisdiction of Client or Account Holder’s bank, and the internal processes of Custodian’s banks.

(n) Notwithstanding the foregoing, Custodian reserves the right, at is discretion, to suspend Client’s or Account Holder’s access to the Account, or use of the Account by any Authorized Persons, and extend, indefinitely, the Vault Withdrawal Timeframe or any fiat currency withdrawal if, in Custodian’s good faith belief, such restriction is reasonably necessary to comply with Custodian’s anti-money laundering programs and policies, any requirements under applicable law, to prevent fraud, prevent suspicious transaction, or for any security reasons.

7. Use of Custodian’s Services

Client shall:

(a) maintain an updated and current list of Authorized Persons at all times and shall immediately notify Custodian of any changes to the list of Authorized Persons, including for termination of employment, or otherwise. Client acknowledges and agrees that Custodian shall reasonably rely on the list of Authorized Persons until such time as Client has notified Custodian of any changes to the list and Custodian has acknowledged receipt of such notification. Client shall make available all necessary documentation and Know Your Client identification, as reasonably requested by Custodian to verify: (i) the identity of the Authorized Person; (ii) that the Authorized Person is eligible to be deemed an “Authorized Person” as defined in this Agreement; and (iii) that the party(ies) requesting the changes in the list of Authorized Persons have valid authority to so request changes on behalf of Client.

(b) immediately notify Custodian of any unauthorized access, use or disclosure of Client’s Account credentials, unauthorized access or use of the Account (including any suspected unauthorized access or use) or any other breach of security (including any breach or suspected breach of Client’s system, network or developer application), which such notification shall fully describe the issue at hand including the date, type of problem, and where (in what part of the system) Client experienced that problem. Client agrees that it will provide Custodian with all information Custodian requests and fully cooperate with and facilitate any investigation by Custodian to identify the issue and assess the security of the assets and Account. Client further agrees that it will provide Custodian with results of any internal or third-party investigation into such breach or suspected breach conducted or ordered by Client;

(c) ensure that Client, and all Authorized Persons, log off from the Account at the end of each session and close the Web browser used during such session when accessing Custodian’s Services;

(d) Client is solely responsible for security of the login passwords, two-factor authentication tokens, and developer access tokens to their Account;

(e) Client is solely responsible for ensuring that Authorized Persons are adequately informed and trained for securing the Account, including operation of the Account and Custodian’s Services, general security principles regarding passwords and identifying material, and physical security of computers and personnel; and

(f) Client is solely responsible for notifying the Custodian in writing if the Client will require the Custodian to send periodic statements of the Account to clients of the Client (or investors in or representatives of such client). If required, it is the Client’s sole responsibility to keep the list of investors along with delivery addresses current to ensure Custodian can fulfill its responsibility to provide periodic statements. It is the Client’s sole responsibility to make the determination if the Client is required to send statements to investors to meet any regulatory reporting requirements.

(g) Client agrees to keep all machines, networks, computer equipment, and phones utilized directly or indirectly to access the Account and Custodian’s Services free of malware and malicious code and in secure and protected locations.

8. Custodian Fork, Airdrop Policy and Token Support.

Client agrees that all “airdrops” and “forks” will be handled by Custodian pursuant to its custodial fork policy (the “BitGo Fork Policy”). Client acknowledges that Custodian is under no obligation to support any airdrops or forks, or handle them in any manner, except as detailed in the BitGo Fork Policy. Client further acknowledges that Custodian, at its sole discretion, may update the BitGo Fork Policy from time to time and post it on Custodian’s website and Client agrees that Client is responsible for reviewing any such updates. Custodian is under no obligation to provide notification to Client of any modification to the BitGo Fork Policy.

Client further acknowledges and agrees that Custodian may, from time to time, offer support for select ERC20 tokens or other tokens, metacoins, colored coins, side chains, or coins which enhance or interoperate with coins supported by Custodian (collectively, “Tokens”). Until Custodian notifies Client and the general public that Custodian supports a particular Token, Client must not use its Account, Wallet, or any of the Custodian Services in any manner whatsoever for such Token. This means, in particular and without limitation, Client should not attempt to receive, request, send, store, or engage in any other type of transaction involving any Token unless expressly supported by Custodian. Client acknowledges that Custodian may, in its sole discretion and with reasonable notice, amend its list of supported Tokens from time to time by posting the update on the Custodian website. Client further acknowledges and agrees that, upon the occurrence of any event outside the control of Custodian resulting in the migration of any ERC20 token from Ethereum to another protocol, including but not limited to a “mainnet launch,” (a “Migration Event”) Custodian may immediately cease any and all support for such ERC20 token, and that Custodian will be under no obligation to provide support for any Token related to or resulting from such a Migration Event. CUSTODIAN WILL HAVE NO RESPONSIBILITY OR LIABILITY IF CLIENT LOSES, BURNS, OR OTHERWISE CANNOT ACCESS OR CONTROL ANY TOKEN THAT Custodian DOES NOT SUPPORT.

9. Prohibited Activities

(a) Client agrees that Client will not use the Account or Custodian’s Services to perform any type of illegal activity of any sort or take any action that negatively affects the performance of Custodian’s Services. Client may not engage in any of the following activities with respect to Custodian’s Services, nor may Client help a third party in any such activity:

(i) attempt to gain unauthorized access to Custodian’s Services or another user’s account;

(ii) make any attempt to bypass or circumvent any security features;

(iii) violate any law, statute, ordinance, or regulation;

(iv) reproduce, duplicate, copy, sell or resell Custodian’s Services for any purpose except as authorized in this Agreement;

(v) engage in any activity that is abusive or interferes with or disrupts Custodian’s Services; or use Custodian’s Services in connection with any transaction involving illegal products or services;

(vi) attempt to transfer, utilize, or otherwise resell Custodian’s Services without prior written consent by Custodian.

(b) Use of Custodian’s Services in connection with any transaction involving illegal products or services is prohibited;

(c) Custodian shall have the right to suspend Client’s (or any Authorized Person’s) access to the Account in the event of any breach of Section 9(a) of this Agreement.

(d) Client shall remain fully responsible for any acts or omissions of its Authorized Persons and shall ensure that Authorized Persons comply with the terms of this Agreement. Custodian shall bear no responsibility for any transactions in the Account, or resultant losses or damages to Client, caused by any acts or omissions of Authorized Persons.

(e) engage in any activity which may be deemed, by Custodian in its sole discretion to be potentially harmful to the reputation or business or Custodian or its affiliates or to tortiously interfere with such business activities.

10. Compliance with Anti-Money Laundering Laws and Government Requests

(a) AML Certification. Client represents to Custodian that Client and all Authorized Persons are in compliance with: (i) all applicable provisions of the Bank Secrecy Act; (ii) all applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-57) (USA PATRIOT Act), as amended and all regulations issued pursuant to it; (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibited Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, to the extent applicable to Client; (iv) the International Emergency Economic Power Act (50 U.S.C. 1701 et seq.), and any applicable implementing regulations; (v) the Trading with the Enemies Act (50 U.S.C. 50 et seq.), and any applicable implementing regulations; and (vi) all applicable legal requirements relating to anti-money laundering, anti-terrorism and economic sanctions in the jurisdictions in which Client and any Authorized Person operates or does business. Neither Client nor any of its directors, officers or affiliates is identified on the United States Treasury Department Office of Foreign Asset Controls (OFAC) list of Specially Designated Nationals and Blocked Persons (the SDN List) or otherwise the target of an economic sanctions program administered by OFAC, and Client or any Authorized Person is not affiliated in any way with, nor providing financial or material support to, any such persons or entities. Client agrees that should it or any Authorized Persons, or any of their directors, officers or affiliates be named at any time, during the term of this Agreement, on the SDN List, or any other similar list maintained by a governmental authority, it will inform Custodian in writing immediately.

(b) Compliance with Government Requests. Notwithstanding any other term herein or in any other agreement between Client and Custodian, Custodian may, upon inquiry by federal or state government officials (including federal or state law enforcement authorities and regulatory bodies) provide information (including Confidential Information, as defined in Section 15 hereto) requested by such authorities without notice to or consent of Client.

11. Verification; Transactions.

(a) Client shall comply with any application security procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are safeguarded in keeping with security best practices, and Client shall exercise commercially reasonable efforts in fulfilling its duties under this Section 11(a).

(b) Custodian cannot and does not guarantee the value of digital currency. Custodian shall not be responsible for any third-party services. Furthermore, Custodian cannot cancel or reverse a transaction involving digital currency. Once a transaction request has been made, Client will subsequently not be able to cancel or otherwise modify Client’s transaction request. Client acknowledges and agrees that Custodian shall have no liability for losses Client suffers in connection with any digital currency transaction initiated via Custodian’s Services under this Agreement unless such losses are the direct result of Custodian’s fraud, willful default or gross negligence. Custodian does not ensure that any transaction request Client submits or causes to be submitted to a digital currency network via Custodian’s Services will be completed by the applicable network. Client acknowledges and agrees that the transaction requests Client authorizes Custodian to submit for completion on a digital currency network may not be completed, or may be substantially delayed, by the digital currency network and Custodian is not responsible for any delay or any failure of completion caused by the digital currency network. When Client completes a transaction request, Client authorizes Custodian to submit Client’s transaction request to the digital currency network in accordance with the instructions Client provides.

12. Indemnification.

Custodian shall be indemnified by Client against any liabilities, losses, damages, costs and expenses (including but not limited to legal fees) incurred by Custodian and arising out of any action taken or omitted to be taken by the Custodian hereunder or pursuant to any Instructions, including but not limited to (i) any taxes or other governmental charges, and any expenses related thereto, which may be imposed or assessed with respect to the Custodial Coins or fiat currency in the Fiat Account, and/or (ii) the Custodian or any nominee or agent of the Custodian, appearing as holder or holder of record of the Custodial Coins or fiat currency in the Fiat Account or any part thereof, but excluding those liabilities, losses, damages, costs and expenses which arise (whether through act or omission) as the result of fraud, willful default or gross negligence on the part of the Custodian in the performance of its duties under this Agreement.

13. Fees and Expenses.

(a) Initial Payment. Concurrent with the execution of this Agreement, Client shall make an up-front payment to Custodian of an amount equal to the On-boarding Fee (as defined in the Fee Schedule) plus one (1) Monthly Minimum Fee (as defined in the Fee Schedule and, together with the On-boarding Fee, the “Initial Payment”). The Initial Payment is non-refundable, and the Monthly Minimum Fee component thereof shall be applied only towards the first month of Service Fees owed by Client under this Agreement. Under no circumstances shall the Initial Payment be deemed or otherwise considered liquidated damages.

(b) Payment. Client shall pay Custodian fees and expenses for its Custodian’s Services as set forth in the Fee Schedule. Client shall pay such fees and expenses to Custodian within thirty (30) days after the date of Custodian’s invoice or as enumerated in the Fee Schedule. If any invoice is disputed in good faith, Client shall pay all undisputed amounts and the disputed amount will be due and payable within thirty (30) days after Custodian’s determination, in its sole discretion, that any such dispute has been resolved. All late payment and disputed payments made after the determination of resolution of such dispute shall bear interest accruing from the original payment due date through the date that such amounts are paid at the lower interest rate of (A) 1.0% per month and (B) the highest interest rate allowed by law. Notwithstanding the foregoing, failure to pay fees and expenses by Client forty-five (45) days after the date of Custodian’s invoice (or the date enumerated in the Fee Schedule) for undisputed payments, or forty-five (45) days after Custodian’s determination of resolution of disputed invoices, shall constitute a material breach of this Agreement.

(c) Custodian shall have the right to change or modify the Fee Schedule on 30 days notice to Client. Custodian shall have the authority to liquidate any and all Custodial Coins or fiat currency in Client’s Account, at its discretion, to cover any unpaid fees and expenses due and Client agrees not to hold Custodian liable for any adverse consequences that result.

14. Termination.

(a) This Agreement will commence on the Effective Date and will continue for one (1) year, unless otherwise terminated as provided in this Section 14. After one (1) year, this Agreement will automatically renew for successive one (1) year periods (each a “Renewal Term”), unless either party notifies the other of its intention not to renew at least sixty (60) days prior to the expiration of the then-current term.

(b) Either party may terminate this Agreement at any time by written notice to the other party, effective immediately, or on such later date as may be specified in the notice, if:

(i) any representation, warranty, certification or statement made by such other party under this Agreement, or pursuant to any certificate or document delivered pursuant to this Agreement, was or becomes incorrect in any material respect when made;

(ii) such other party materially breaches this Agreement and fails to cure such breach within ten (10) days of written notice thereof from the non-breaching party;

(iii) such other party requests a postponement of maturity or a moratorium with respect to any indebtedness or is adjudged bankrupt or insolvent, or there is commenced against such other party a case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such other party files an application for an arrangement with its creditors, seeks or consents to the appointment of a receiver, administrator or other similar official for all or any substantial part of its property, admits in writing its inability to pay its debts as they mature, or takes any corporate action in furtherance of any of the foregoing, or fails to meet applicable legal minimum capital requirements; or

(iv) any applicable law, rule or regulation or any change therein or in the interpretation or administration thereof has or may have a material adverse effect on:

(A) the quality or efficiency of Custodian’s Services under this Agreement; or

(B) Custodian’s ability to provide services to Client as required under this Agreement.

(c) Notwithstanding the foregoing, Custodian may terminate this Agreement immediately upon written notice to Client if:

(i) Client has been reasonably determined by Custodian to be in material breach pursuant to Section 13 of this Agreement;

(ii) Client has been reasonably determined by Custodian, at its sole discretion, to have engaged in any of the Prohibited Activities enumerated in Sections 9(a), 9(b), 9(c), 9(d) or the material breaches referenced in Section 16(c) and Section 17 of this Agreement; or

(iii) in the event of a security incident or breach, or suspected security incident or breach, by Client if Custodian reasonably determines, at its sole discretion, that the security of the Custodial Coins or fiat currency in the Fiat Account may be at risk.

(d) Upon termination of this Agreement:

(i) Custodian shall promptly upon Client’s order deliver or cause to be delivered to Client or Account Holder all Custodial Coins held or controlled by Custodian as of the effective date of termination;

(ii) Client shall pay to Custodian all fees accrued to the date of such termination;

(iii) the license granted to Client to access and use Custodian’s Services under Section 16(b) shall terminate, and Client (and its Authorized Persons) shall immediately discontinue all access and use of the Custodian’s Services; and

(iv) any such termination shall not affect any right or liability arising out of events occurring, or services delivered, prior to the effectiveness thereof.

15. Confidentiality

(a) “Confidential Information” shall mean information designated by the parties to this agreement and their employees bound by a duty of confidentiality (together, the “Parties”) that is sensitive in the sole discretion of the Parties, the contents of any document or other information (including, without limitation, any information relating to, or transactions involving, Custodial Coins, trade secrets or other confidential commercial information), and information with respect to profit margins, product and brand costs and profit and loss information, price lists, unannounced prices, customer and supplier lists and other customer and supplier specific information, customer contracts, purchase orders, statements of work, proposals, new products plans and non-public technology information, strategic alliances, promotional plans and advertising plans.

(b) Access to Confidential Information shall be limited to the Parties and such Parties shall use the Confidential Information for purposes only in accordance with this Agreement. To this end, other than as provided herein, Parties shall prohibit distribution of Confidential Information to persons other than the Parties. Parties shall not use the Confidential Information in any manner that is detrimental to Parties, including, without limitation, to solicit or contact customers of Parties. For the avoidance of doubt, Parties include the employees, legal counsel, consultants, and other advisors who are bound by a duty of confidentiality by contract or otherwise.

(c) Parties will preserve the confidential nature of Confidential Information that they receive pursuant to this Agreement. Parties shall not disclose any of the Confidential Information to any third party, unless required by law or court order, and, even then, the relevant party shall provide the other parties to this agreement at least ten (10) days’ notice prior to such required disclosure under the law or court order, provided, however, that if the pertinent law or court order does not permit at least ten days’ notice, then the relevant party shall provide as much notice as is reasonably practicable and legally permissible under the circumstances.

(d) Parties reserve all rights to their Confidential Information not expressly granted herein.

(e) Confidential Information shall not include information which (i) was in the public domain before disclosure to Parties; (ii) was lawfully in Parties’ possession before either party produced it pursuant to this Agreement; (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of Parties; or (iv) is independently developed by an employee(s) or other agent(s) of Parties with no access to the Confidential Information. For the avoidance of doubt, Parties acknowledge that this Agreement is not Confidential Information, provided however, this Agreement may be disclosed by either party to investors or the public only upon express written agreement by the Parties.

(f) All documents containing Confidential Information furnished by or on behalf of any party to this Agreement that are required to be maintained in confidence as provided in this Agreement shall remain the property of the furnishing party, and all such documents and copies thereof shall be returned to the furnishing party upon request. In the event that this Agreement is terminated, Parties shall promptly return or destroy, at their option, to the extent permitted by law or regulation, all documents containing Confidential Information; provided that (i) each party’s legal department and/or outside counsel may keep one copy of the Confidential Information (in electronic or paper form) in order to comply with applicable law, regulation, professional standard or reasonable business practice and (ii) Parties and their Permitted Representatives may retain Confidential Information to the extent it is ”backed-up” on their electronic information management and communication systems or services, is not available to an end user and cannot be expunged without considerable effort; provided further that Parties agree to keep any Confidential Information so retained strictly confidential in accordance with the terms of this Agreement.

(g) The obligations of confidentiality and nonuse related to the Confidential Information received under this Agreement shall be binding and, in the event that this Agreement is terminated, continue in force.

16. Intellectual Property.

(a) As between the parties hereto, Custodian shall retain all right, title, and interest (including all copyright, trademark, patent, trade secrets, and all other intellectual property rights) in connection with delivery of its services. Further, Client will not have any right in the software, or content provided by Custodian or its affiliates in connection with its services including trademarks, service marks, designs, logos, URLs, and trade names that are displayed in connection with the Custodian Services (collectively, the “Custodian Materials”).

(b) Custodian hereby grants to Client a non-exclusive, non-transferable, worldwide, royalty-free license during the term of this Agreement to use the software and content provided by Custodian or its affiliates solely as reasonably necessary to access and use services as contemplated by this Agreement. All rights not expressly granted herein are reserved by Custodian or its affiliates.

(c) Custodian expressly reserves its rights to its trademarks, service marks, use of its logo, name, names and descriptions of its product and service offerings and any Custodian Materials. Except as set forth in Section 16(b) above, nothing in this Agreement shall be construed to confer any licenses, permissions for use or title to Client over any Custodian Materials. Client may not display the Custodian Materials in connection with any marketing or promotional activities without the express written consent of Custodian. Any use by Client of Custodian Materials without Custodian’s express written consent shall constitute a material breach of this Agreement. Custodian reserves the right to seek all adequate remedies at law, including injunctive relief, to protect its sole and exclusive rights to Custodian Materials.

17. Marketing.

Client may not utilize Custodian Materials, except as provided in Section 16(c) of this Agreement. Client may not make reference to Custodian, or any Custodian services or products in connection with any marketing or promotional efforts without the express prior written permission of Custodian. Any distribution or publication of materials or representations referencing Custodian, Custodian’s Services, the Account or any of affiliates products or services without approval by Custodian, in writing, shall constitute a material breach of this Agreement.

18. Taxation.

It is Client’s responsibility to determine what, if any, taxes apply to the transactions for which Client has submitted transaction details via the Custodian Services, and it is Client’s responsibility to report and remit the correct tax to the appropriate tax authority. Client agrees that Custodian is not responsible for determining whether taxes apply to Client’s Custodial Coin transactions or for collecting, reporting, withholding or remitting any taxes arising from any Custodian Coin transactions.

19. Excuse of Performance.

(a) Notwithstanding anything to the contrary in this Agreement, Custodian shall not be responsible or liable to Client for failure or inability to perform under this Agreement or for any loss of Custodial Coins or fiat currency in the Fiat Account to the extent Custodian did not, through its negligence, cause or contribute to such loss and such failure, inability or loss is attributable to:

(i) circumstances beyond Custodian’s reasonable control when exercising commercially reasonable efforts, including acts of God, terrorist activities, war, rebellion, or military or usurped power or confiscation (for the avoidance of doubt, a cybersecurity attack, hack or other intrusion or by a third party or by someone associated with Custodian is not a circumstance that is beyond Custodian’s reasonable control when exercising commercially reasonable efforts);

(ii) activities Custodian has a good faith belief are reasonably necessary to comply with requirements under applicable law, including requirements under any applicable anti-money laundering laws and regulations, except with respect to activities that are not caused or contributed to by Client’s actions or status;

(iii)     the negligence of Client or any Authorized Persons;

(iv) any material breach of this Agreement by Client or any Authorized Persons;

(v)     Client’s or any Authorized Person’s failure to protect the confidentiality or security of the Account login credentials associated with Custodial Coins or Fiat Account; or

(vi) an unauthorized party’s access to any computer or device used by Authorized Persons to access the Account.

20. Limitations of Liability.

(a) Neither party shall be liable to the other party (whether under contract, tort (including negligence) or otherwise) for any indirect, incidental, special or consequential losses suffered or incurred by the other party (whether or not any such losses were foreseeable or within the contemplation of the parties).

(b) Neither party’s total aggregate liability arising out of or relating to this Agreement will exceed the total fees paid or payable to Custodian under this Agreement during the 12-month period immediately preceding the incident giving rise to such liability.

(c) The exclusions and limitations of liability shall not apply to (i) a party’s breach of its confidentiality obligations under this Agreement; (ii) a party’s breach of its indemnification obligations under this Agreement (or any amounts paid or payable in connection with such obligations); or (iii) a party’s gross negligence or willful misconduct.

21. Miscellaneous.

(a)  Headings. The headings in this Agreement are for reference only and shall not affect the construction or interpretation of any of the provisions herein.

(b) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

(c) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Client, to: [______________________________________________________]

if to Custodian, to:    Richard J. Corcoran

Chief Executive Officer

6216 Pinnacle Place, Suite #101

Sioux Falls, South Dakota 57108

USA

trustoperations@bitgo.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each of the foregoing addresses shall be effective unless and until notice of a new address is given by the applicable party to the other parties in writing. Notice will not be deemed to be given unless it has been received.

(d) Relationship of the Parties. Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, Client and Custodian to be treated as partners, joint ventures, or otherwise as joint associates for profit.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of South Dakota without regard to the conflicts of law rules of such state.

(f) Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for South Dakota located in Sioux Falls, South Dakota or any South Dakota State Circuit Court in the Second Judicial Circuit, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(g) Claims. It is the intention of the parties that no third party shall have or assert any rights, claims or remedies against any party in respect of any action, omission, failure or neglect in the performance of any responsibilities referred to in this Agreement. For the avoidance of doubt, the parties acknowledge and agree that the foregoing sentence does not affect the right of any indemnified party pursuant to Section 12 of this Agreement to recover the losses, claims, damages, liabilities or expenses specified in Section 12.

(h) Amendments and Waivers.

(i) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(i) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns but the parties agree that no party can assign its rights and obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

(j) Entire Agreement; Terms and Policies. This Agreement, including the Fee Schedule (as incorporated on Exhibit A hereto) and the Institutional Account Onboarding Agreement, which is incorporated herein by reference, embodies the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement. No oral representations or other agreements have been made by the Parties. With the exception of the services ordered, the fees, and any fee schedule enumerated in the Fee Schedule, in the event of any conflict or inconsistency between the body of this Agreement and the Fee Schedule attached hereto as Exhibit A, the provisions of this Agreement shall prevail and be given priority. Subject to the foregoing, the several documents and instruments forming part of this Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and interpreted, if possible, in a manner which gives effect to each part and which avoids or minimizes conflicts among such parts. No oral representations or other agreements have been made by the parties.

(k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the services contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the services contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l) No Advice. Client acknowledges that Custodian is not providing any legal, tax, or investment advice in providing the services under this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

BitGo Trust Company, Inc.:

By:	X

Print Name:

Title:

Client:

By:	X

Print Name:

Title:

BitGo Licensing Agreement: https://www.bitgo.com/services_agreement

BitGo Service Level Agreement: https://www.bitgo.com/info/sla

BitGo Japan Addendum: https://www.bitgo.com/info/addendum

EXHIBIT A

FEE SCHEDULE1

On-boarding Fee[2]:	$

Monthly Minimum Fee[3]:	$

Assets Under Custody Fee (“AUC Fee”)[4]:
Range of Assets Under Custody ($ USD)	Basis Points (BPS)

Transaction Fee(s) (“Tx Fee”)[5]:
Range of Transaction Volume ($ USD)	BPS

1 Services fees are exclusive of any on-chain fees as required by the underlying protocol (e.g., blockchain). Client is solely responsible for all on-chain fees.

2 Prepaid-Fee Wallet(s): Client understands that for certain digital assets (e.g., Ethereum, Ripple, Stellar), Client may be required to create a “Prepaid-Fee Wallet”, which will be used to cover expenses of creating such wallet and the blockchain fees associated with the digital asset. Each Prepaid-Fee Wallet shall be a Custodial Wallet, which allows funds to be withdrawn when fees are due. If a Prepaid-Fee Wallet is not adequately funded, it may result in the inability to create wallets or complete transactions.

3 If the sum of the AUC Fee and Tx Fee for all assets is less than the Monthly Minimum Fee, then the Monthly Minimum Fee is charged.

4 AUC Fees are assessed at the end of each calendar month based on the USD volume of average holdings (per asset type) and are billed monthly. Please consult https://www.bitgo.com/pricefeeds for current information on how USD values are computed.

5 Tx Fees are calculated on outgoing transactions only.

Payment Information[6] (Except as outlined above under “Prepaid-Fee Wallet(s)”, the following payment terms will apply):
Billing Cycle:	Monthly
Monthly Terms:	Net 30 Days End Of Month
Payment Terms:	Monthly, upon Custodian providing Client with its calculation of amounts due by email, other writing, or via Custodian’s Services.
Payment Methods:	Payment instructions are provided on monthly invoices.

By initialing below I acknowledge, as an authorized representative of Client, that I have read, understand and agree to the terms, amounts, and payment details described on this Fee Schedule:

Initials: _______

6 Prices and fees do not include any taxes that may apply. All taxes are the responsibility of Client.